Exhibit 99.1

Hansen Medical Enters into Agreement with Investors to Receive up to $93 Million in Equity Financing

Company to Receive Upfront $39 Million upon Closing

MOUNTAIN VIEW, CA. – July 31, 2013 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in intravascular robotics, today announced that, subject to closing conditions, it has entered into a securities purchase agreement for up to $93 million with Oracle Investment Management, leading medical device executive Jack W. Schuler, certain members of the Company’s Board of Directors, and other existing and new shareholders, including several former healthcare executives. Proceeds from this transaction will be used to support Hansen Medical’s efforts to commercialize the MagellanTM Robotic System, drive further adoption of the Sensei® Robotic System and strengthen operations across the Company.

The agreement is structured to provide up to $93 million before expenses. Hansen Medical would receive $35 million upon the closing of the purchase of shares of common stock at a per share price of $1.23. Investors would also purchase warrants to purchase approximately 34 million shares of common stock. All warrants will have a two year term and will not be transferable. The purchase price for the warrants will be $0.125 for each warrant, totaling an additional $4 million of proceeds. Total gross proceeds to the Company from the initial sale of common stock and warrants will be approximately $39 million.

The warrants will be allocated into three equal tranches of approximately 11.4 million; and, if exercised, could yield the Company additional proceeds of up to $54 million. The Series A Warrants will have an exercise price of $1.23 per share and will be subject to mandatory exercise subsequent to Hansen Medical’s receipt of regulatory approval for the new 6F Magellan catheter in the U.S. The additional proceeds provided to the Company under this Series A Warrant would be approximately $14 million.

The Series B and Series C Warrants will have an exercise price of $1.50 per share, and $2.00 per share, respectively, but will not be subject to mandatory exercise. These warrants, if fully exercised, would provide additional proceeds to the Company of $17 million and $23 million, respectively.

Under the terms of the agreement, each investor will agree to a lockup such that they will not buy (other than through exercise of the Warrants) or sell any shares of common stock for a one year period following the closing date. Following the close of the transaction, Mr. Schuler will be granted a seat on the Company’s Board of Directors.

The closing of the transaction will be subject to customary closing conditions, including approval of the listing of the shares of common stock on the NASDAQ.

The securities offered will not be or have not been registered under the Securities Exchange Act of 1933, as amended, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events including the closing of the transaction. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the expected closing of the private equity placement transaction and the anticipated receipt of regulatory approval for the new 6F Magellan catheter in the U.S. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: delays in satisfying or failure to satisfy closing conditions for the financing, including obtaining Nasdaq clearance for the issuance of the shares and warrants in the financing; failure to achieve the milestone for mandatory exercise of the Series A Warrants; engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; the commercial viability of our products in the electrophysiology and vascular markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 10, 2013 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei, Artisan, Artisan Extend and Lynx are registered trademarks, and Magellan is a trademark of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
John.capodanno@fticonsulting.com

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